Exhibit 21

Subsidiaries of the Registrant

Parent

Alaska Pacific Bancshares, Inc.

Subsidiaries (a)	Percentage of Ownership	Jurisdiction or

Alaska Pacific Bank	100%	United States

(a)	The operation of the Company’s wholly owned subsidiary is included in the Company’s Consolidated Financial Statements contained in Item 8 of this report on Form 10-K.